Prospectus Supplement No. 2 To Prospectus dated April 19, 2024	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-276479

VOLATO GROUP, INC.

Up to 8,092,122 Shares of Common Stock
Up to 15,226,000 Warrants and
Up to 15,226,000 Shares of Common Stock Issuable Upon Exercise of the Warrants
Offered by the Selling Stockholders

We are supplementing the prospectus dated April 19, 2024, covering the offer and sale, from time to time, by the selling stockholders named in the prospectus, or any of their pledgees, donees, transferees, assignees and successors-in-interest and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) and private warrants (the “Private Warrants” and together with the Public Warrants (as defined therein), the “Warrants”) after the date of the prospectus (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock, the issuance of which was previously registered on a Registration Statement on Form S-1 (File No. 333-276479).

This prospectus supplement supplements information contained in the prospectus dated April 19, 2024 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 19, 2024, including any previous supplements and amendments thereto.

This prospectus supplement is being filed to update and supplement the information in the prospectus dated April 19, 2024 with information contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024 (the “Quarterly Report”), and our Current Reports on Form 8-K, filed with the SEC on April 24, 2024, June 7, 2024, June 11, 2024, June 21, 2024 (as amended on June 24, 2024), June 24, 2024, July 19, 2024 (excluding such information furnished under Items 2.01 and 7.01, and as amended on July 25, 2024) and August 1, 2024 (collectively, the “Current Reports”). Accordingly, we have attached the Quarterly Report and the Current Reports to this prospectus supplement.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 8 of the prospectus dated April 19, 2024 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 14, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 10-Q
_____________________________
☒       QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024
OR
☐       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period From                to
Commission File Number 001-41104
VOLATO GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	4522	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1954 Airport Road, Suite 124
Chamblee, GA 30341
Telephone: 844-399-8998
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common stock, $0.0001 par value per share	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Securities registered pursuant to Section 12(g) of the Act:
None
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.
See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).      Yes ☐         No ☒
As of August 9, 2024 there were 29,534,339 shares of common stock outstanding.

Special Note About Forward-Looking Statements
This report includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward- looking statements may appear throughout this report, including the following sections: “Risk Factors” (Part II, Item 1A of this Form 10-Q), and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7 of this Form 10- Q). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward -looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe certain risks and uncertainties that could cause actual results and events to differ materially in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and similarly titled sections in and the section entitled “Quantitative and Qualitative Disclosures about Market Risk” of our most recent Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)

	June 30, 2024 (unaudited)	December 31, 2023
ASSETS
Current assets:
Cash	$5,407	$14,486
Restricted cash	1,842	—
Accounts receivable, net	2,050	2,990
Deposits	48,594	25,125
Prepaid expenses and other current assets	3,146	3,897
Total current assets	61,039	46,498

Property and equipment, net	829	846
Operating lease, right-of-use assets	1,117	1,278
Equity-method investment	162	154
Deposits	191	15,691
Forward purchase agreement	—	2,982
Restricted cash	—	2,237
Intangibles, net	1,361	1,391
Goodwill	635	635
Total assets	$65,334	$71,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,143	$8,588
Loan from related party	—	1,000
Operating lease liability	350	326
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	36,732	20,616
Customer deposits and deferred revenue	29,024	12,857
Total current liabilities	79,249	47,637

Deferred income tax liability	305	305
Operating lease liability, non-current	783	965
Credit facility, non-current	—	8,054
Total liabilities	$80,337	$56,961
COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 29,517,731 and 28,043,449 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	82,964	78,410
Accumulated deficit	(97,970)	(63,662)
Total shareholders’ equity	(15,003)	14,751
Total liabilities and shareholders’ equity	65,334	$71,712
The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$15,131	$13,015	$28,342	$28,680

Costs and expenses:
Cost of revenue	18,466	16,164	35,958	33,508
Selling, general and administrative	9,743	6,132	21,485	12,342
Total costs and expenses	28,209	22,296	57,443	45,850

Loss from operations	(13,078)	(9,281)	(29,101)	(17,170)

Other income (expenses):
Gain from sale of consolidated entity	—	—	—	387
Gain from sale of equity-method investment	—	20	—	863
Other income	154	127	158	168
Loss from change in fair value forward purchase agreement	(2,755)	—	(2,982)	—
Interest expense, net	(1,230)	(728)	(2,368)	(1,622)
Other income (expenses)	(3,831)	(581)	(5,192)	(204)

Loss before provision for income taxes	(16,909)	(9,862)	(34,293)	(17,374)
Provision for incomes taxes	9	—	15	—
Net Loss	$(16,918)	$(9,862)	$(34,308)	$(17,374)

Basic and diluted net loss per share	$(0.58)	$(0.86)	$(1.17)	$(1.53)

Weighted average common share outstanding:
Basic and diluted	29,359,637	11,417,552	29,232,973	11,343,626

The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except shares)

	Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2022, As adjusted	11,268,877	1	5,185	(15)	(10,840)	(5,669)
Stock-based compensation	—	—	8	—	—	8
Net loss	—	—	—	—	(7,515)	(7,515)
Balance at March 31, 2023	11,268,877	$1	$5,193	$(15)	$(18,355)	$(13,176)
Stock-based compensation	—	—	15	—	—	15
Issuance of common stock	193,163	—	22			22
Net loss	—	—	—	—	(9,862)	(9,862)
Balance at June 30, 2023	11,462,040	1	5,230	(15)	(28,217)	(23,001)

	Class A Common Stock		Additional Paid-in Capital	Retained Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance December 31, 2023	28,043,449	$3	$78,410	$(63,662)	$14,751
Stock-based compensation	—	—	83	—	83
Issuance of common stock	1,208,180	—	—	—
Warrant reclass from in-kind liability to APIC	—	—	4,250	—	4,250
Net loss	—	—	—	(17,390)	(17,390)
Balance at March 31, 2024	29,251,629	$3	$82,743	$(81,052)	$1,694
Stock-based compensation	—	—	185	—	185
Issuance of common stock	266,102	—	36	—	36
Net Loss	—	—	—	(16,918)	(16,918)
Balance at June 30, 2024	29,517,731	$3	$82,964	$(97,970)	$(15,003)

The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net Loss	$(34,308)	$(17,374)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	160	110
Stock compensation expense	268	23
Gain from sale of equity-method investments	—	(863)
Gain from sale of consolidated entity	—	(387)
Gain from equity-method investments	(8)	(22)
Amortization right-of-use asset	161	145
Amortization of debt discount	92	93
Change in fair value forward purchase agreement	2,982	—
Changes in assets and liabilities:
Accounts receivable	941	327
Prepaid and other current assets	750	171
Deposits	175	(1,801)
Account payable and accrued liabilities	5,410	5,396
Operating lease liability	(158)	(137)
Customer deposits and deferred revenue	16,168	1,063
Net cash used in operating activities	(7,367)	(13,256)
Investing activities:
Cash payment for property and equipment	(113)	(552)
Proceeds from sale of interest in equity-method investment	—	4,235
Payment for the purchase of equity-method investments	—	(2,328)
Proceeds from the sale of consolidated entity	—	350
Net cash provided by (used in) investing activities	(113)	1,705
Financing activities:
Proceeds from lines of credit	—	1,000
Repayments of lines of credit	(1,000)	—
Proceeds from issuance of convertible notes	—	10,670
Repayment on loans	(1,030)	(534)
Proceeds from exercise of stock options	36	22
Net cash provided by (used in) financing activities	(1,994)	11,158
Net decrease in cash	(9,474)	(393)
Cash and restricted cash, beginning of year	16,723	7,879
Cash and restricted cash, end of period	$7,249	$7,486
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,318	$690
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposits	$9,000	$8,750
Original debt discount	$68	$116
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2024
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) was founded in 2021. On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), merged with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI. In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”. Legacy Volato was deemed the accounting acquirer in the business combination. Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.

As a result of the business combination, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

Volato Group, Inc. is a leader in private aviation redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposits and charter programs all powered by advanced proprietary mission control technology. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets which are optimized for missions of up to four passengers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of $34.3 million for the six months ended June 30, 2024, has a negative working capital of $18.2 million, and has an accumulated deficit of $98.0 million as of June 30, 2024. Net cash used in operating activities for the six months ended June 30, 2024, was $7.4 million.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through a combination of issuing debt and equity as well as the sale of aircraft at a premium to cost.
Management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with continued realization of greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.

On June 18, 2024, the Company received a notice (the “notice”) from the NYSE American LLC (the
“NYSE American”) advising the Company that it is not in compliance with the NYSE American continued listing standards, requiring a company to have stockholders equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company submitted a plan (the “plan”) to the NYSE American LLC on July 18 2024 outlining actions the Company will take to regain compliance by December 18, 2025. The notice does not affect the Company's ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission (the "SEC").

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Reclassifications
Certain amounts in 2023 have been reclassified to conform with the current year’s presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
One of the components of the Company’s business model includes the sale of aircraft and ownership program. The aircraft ownership program is a model whereby the Company sells each floating fleet aircraft to a limited liability company (“Plane Co”). The Plane Co, which is owned by third-party owners, leases the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.

Fly Dreams held the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the six months ended June 30, 2023.
The Company only holds de minimis interest in Plane Co’s as of June 30, 2024.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•Useful lives of property, plant, and equipment.
•Assumptions used in valuing equity instruments.
•Deferred income taxes and related valuation allowance.
•Assessment of long-lived assets impairment.
•Assumptions used in the valuation of the forward purchase agreement

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
Cash and restricted cash

Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2024 and December 31, 2023, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $1.8 million and $2.2 million of restricted cash at June 30, 2024 and December 31, 2023, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

As of June 30, 2024, and December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of June 30, 2024 and December 31, 2023, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable

Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis.

The Company recognized zero and $55 thousand of bad debt expense during the three and six months ended June 30, 2024 and 2023, respectively.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company capitalized zero and $323 thousand of internal software development costs during the six months ended June 30, 2024 and the twelve months ended December 31 2023, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized $110 thousand and $241 thousand of website development costs during the six months ended June 30, 2024 and twelve months ended December 31, 2023, respectively. The Company recognized $26 thousand and $27 thousand of amortization expense for the three months ended June 30, 2024 and 2023, respectively. The Company recognized $51 thousand and $43 thousand of amortization expense during the six months ended June 30, 2024 and 2023, respectively.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the six months ended June 30, 2024 and 2023.

Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:

▪Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.
▪Level 2: Inputs to the valuation methodology include:
•Quoted prices for similar assets or liabilities in active markets.
•Quoted prices for identical or similar assets or liabilities in inactive markets.
•Inputs other than quoted prices that are observable for the asset or liability.
•Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
•If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
▪Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value as of December 31, 2023. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation. As of June 30, 2024, the Company recognized an impairment in the value of the FPA due to receipt of a termination notice.

The following table presents changes of the forward purchase agreement for the six months ended June 30, 2024, in thousands:

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)

Forward Purchase Agreement
Balance December 31, 2023	$2,982
Change in fair value	(2,982)

Balance June 30, 2024	$—

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at June 30, 2024 and December 31, 2023, respectively. On July 23, 2024, the Company received notice of termination of the forward purchase agreement.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.

Aircraft sales only requires the delivery of the aircraft.

Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby the customer makes a deposit in exchange for certain charter product offerings of the Company to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outlines the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.

The Company’s aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to the Company plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services. Revenue recognized over time was $1.7 million and $1.1 million for the three months ended June 30, 2024 and 2023, respectively. Revenue over time was $3.3 million and $2.2 million for the six months ended June 30, 2024 and 2023, respectively. All other revenue was recognized upon the transfer of control of the promised services.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Company’s Insider Membership program or the Company’s Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of the Company’s Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.

Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $29.0 million and $12.9 million as of June 30, 2024 and December 31, 2023, respectively.

The Company generated revenue during the three and six months ended June 30, 2024 and 2023, broken down as follows, in thousands:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Aircraft sales	$—	$—	$—	$5,710
Charter flight revenue	12,457	9,717	23,974	16,402
Aircraft Management revenue	2,674	3,298	4,368	6,568
Total	$15,131	$13,015	$28,342	$28,680

Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation

The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award with service based vesting on the date of grant using the Black-Scholes pricing model. The Company estimates the fair value of equity-based payment awards subject to performance-based market conditions on the date of grant using a Monte-Carlo valuation simulation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.

The grant date fair value of options with performance-based market conditions is determined using a Monte-Carlo valuation simulation. For awards that vest based on service conditions and market conditions, we use the straight-line method to recognize compensation expense over the respective service period. For awards that contain performance conditions, we determine the appropriate amount to expense based on the anticipated achievement of performance targets, which requires judgment, including forecasting the achievement of future specified targets. At the date performance conditions are determined to be probable of achievement, we record a cumulative expense catch-up, with remaining expense amortized over the remaining service period. Throughout the performance period, we re-assess the estimated performance and update the number of performance-based awards that we believe will ultimately vest.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the three and six months ended June 30, 2024, include stock options and restricted stock units.
The Company has 2,023,192 outstanding stock options and 1,506,344 outstanding restricted stock units to purchase an equivalent number of common stock for at June 30, 2024.

The Company also has 29,026,000 outstanding warrants to purchase an equivalent number of shares of common stock as of June 30, 2024 and 2023, respectively at a weighted average strike price of $11.50.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets

Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.

The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. There was no impairment loss recognized for the intangible assets for the six months ended June 30, 2024 and 2023, respectively.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the six months ended June 30, 2024 and 2023, respectively.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Cost of revenue

Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.

Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $1.0 million and $354 thousand for the three months ended June 30, 2024 and 2023, respectively and $3.2 million and $577 thousand for the six months ended June 30, 2024 and 2023, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Leases

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES –(CONTINUED)
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS COMBINATION

As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.

NOTE 3 – BUSINESS COMBINATION – (CONTINUED)
Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of 1.01508 (the “exchange ratio”). For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.

NOTE 4–INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets, in thousands:

	June 30, 2024
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(140)	$161
	$301	$(140)	$161

	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191

Intangible asset amortization expense was $15 thousand for the three months ended June 30, 2024 and 2023, respectively. Intangible asset amortization expense was $30 thousand for the six months ended June 30, 2024, and 2023, respectively.
As of June 30, 2024, future amortization expense is expected to be as follows, in thousands:

Amount
2024	$30
2025	60
2026	60
2027	11
$161
Indefinite - Lived Intangible Assets
The following table summarizes the balances of the indefinite-lived intangible assets, in thousands:

	June 30, 2024	December 31, 2023
Intangible asset - Part 135 certificate	$1,200	$1,200

The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.
During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023. The Company did not recognize any impairment of the Part 135 certificates as of June 30, 2024 and December 31, 2023.

NOTE 5 - MERGER TRANSACTION COSTS PAYABLE

Merger transaction cost payable consist of the following, in thousands:

December 31, 2023

Transaction costs payable in common stock	$4,250
Total	$4,250

In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which the Company agreed to pay a success fee in the aggregate amount of $4.25 million to the financial institutions in case the Company consummates the acquisition. The success fees, or portion thereof, were to be paid in the Company’s shares of common stock.

ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. In January 2024, the Company issued 1,208,180 shares of Class A common stock and 100,000 warrants in full settlement of the merger transaction costs in the amount of $4.25 million which was payable to three (3) financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet as of December 31, 2023.
NOTE 6 – FORWARD PURCHASE AGREEMENT

On November 28, 2023, PACI, the Company (PACI is referred to as the counterparty prior to the closing while the Company is referred to as the counterparty after the closing) and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).

Pursuant to the terms of the Forward Purchase Agreement, the Seller could purchase prior to the closing up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement could be reduced following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.

Under the Forward Purchase Agreement the Seller was paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the closing date to holders of its common stock who exercised their redemption rights in connection with the business combination (the “Initial Price”).

From time to time and on any date following the business combination, the Seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty that specifies the quantity by which the number of shares shall be reduced.

The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the closing date, (b) the date specified by seller in a written notice to be delivered to the counterparty at seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP (“Volume Weighted Average Price”) trigger event (defined when the VWAP price, for any twenty trading days during a thirty consecutive trading-day period, is below $1.00 per share) (x) a delisting event, or (y) a registration failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion.

On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date, Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by (2) the closing price of the Shares on the business day immediately preceding the Valuation Date.

In all other cases, Seller shall pay the Company a cash amount equal to (1) the number of shares as of the Valuation Date multiplied by the VWAP price over the valuation period less (2) the settlement amount adjustment.

The settlement amount adjustment is equal to the product of (1) (a) the Maximum Number of Shares less (b) any terminated shares as of the Valuation Date, multiplied by (2) $1.50.

During the year ended December 31, 2023, the Company paid an aggregate amount of $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

In July 2024, Seller notified the Company of the termination of the Forward Purchase agreement, following a delivery of a notice establishing the Valuation Date; upon termination, seller was not obligated to pay the Company a cash amount. The Company recorded the impact of the notice as of June 30, 2024. In the six months ended June 30, 2024, the Company recognized a loss on the change in fair value of $3.0 million reported in other expenses in the consolidated statement of operations.
NOTE 7– FIXED ASSETS
Fixed assets consist of the following, in thousands:

	June 30, 2024	December 31, 2023
Machine and equipment	$194	$191
Automobiles	102	102
Website development costs	290	290
Computer and office equipment	9	11
Software development costs	547	437
	1,142	1,031
Less accumulated depreciation	(313)	(185)
	$829	$846
During the three months ended June 30, 2024 and 2023, the Company recognized $65 thousand and $50 thousand of depreciation, respectively. During the six months ended June 30, 2024 and 2023, the Company recognized $130 thousand and $80 thousand, respectively.

NOTE 8 – DEPOSITS
Deposits consist of the following, in thousands:

	June 30, 2024	December 31, 2023
Deposits on aircraft	$48,594	$40,300
Other deposits	191	516
Total deposits	$48,785	$40,816
Less current portion	(48,594)	(25,125)
Total deposits, non-current	$191	$15,691

Below is a breakdown of the deposits on aircraft, in thousands:

	June 30, 2024	December 31, 2023
Gulfstream aircraft deposits	$48,000	$39,000
Honda aircraft deposits	594	1,300
Total deposits on aircraft	48,594	$40,300
Less current portion	(48,594)	(25,050)
Total deposits on aircraft non-current	$—	$15,250
Gulfstream Aerospace, LP
In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025.

During the six months ended June 30, 2024, the Company funded an additional amount of $9.0 million, of which $9.0 million was funded through the SAC Leasing G 280 line of credit. During the six months ended June 30, 2023, the Company funded $10.5 million pursuant to the terms of the executed purchase agreements, of which $9.0 million was funded through SAC leasing G 280 Line of credit and $1.5 million paid directly by the Company.

The Company funded an aggregate amount of $48.0 million and $39.0 million towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of June 30, 2024, and December 31, 2023, respectively.
HondaJet
The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.5 million and $1.3 million of deposits for aircraft not yet delivered at June 30, 2024 and December 31, 2023, respectively.
During the six months ended June 30, 2023, the Company took delivery of one aircraft for a purchase price of $5.5 million.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.

NOTE 9 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments, in thousands:

	June 30, 2024	December 31, 2023
Investment in Volato 158 LLC	$162	$154
	$162	$154
The Company has one equity-method investment as of June 30, 2024 and December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of June 30, 2024, and December 31, 2023, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $4 thousand and zero for the three months ended June 30, 2024 and 2023, respectively. The Company recorded a gain from its equity method invest of $8 thousand and $2 thousand for the six months ended June 30, 2024 and 2023, respectively.

NOTE 10 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following, in thousands:

	June 30, 2024	December 31, 2023
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	$—	$1,000
Total notes from related party - current	$—	$1,000
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note:
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company was required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The Company incurred $370 thousand in interest and penalties during the three month ended March 31, 2023.
In the first quarter of 2023, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million.

Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. On April 1, 2024, the Promissory note was paid in full. Promissory note from related party was zero as of June 30, 2024, and $1.0 million as of December 31, 2023, respectively.
The Company incurred zero and $25 thousand of interest expense during the three months ended June 30, 2024 and 2023, respectively. The Company incurred $23 thousand and $34 thousand of interest expense during the six months ended June 30, 2024 and 2023, respectively. Accrued interest was zero as of June 30, 2024.

NOTE 11 – CREDIT FACILITY AND OTHER LOANS
Credit facility and other loans consisted of the following, in thousand:

	June 30, 2024	December 31, 2023
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$36,750	$27,750
Less discounts	(352)	(376)
Total credit facility, net of discount	$36,398	27,374
SAC Leasing G280 LLC Line of credit
In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $48.0 million was funded and paid as of June 30, 2024, partially through a credit facility from SAC leasing G 280.

During the six months ended June 30, 2024, the Company funded an additional $9.0 million through the SAC Leasing G280 credit facility.

During the six months ended June 30, 2024, the Company increased its SAC leasing G280 line of credit by $9.0 million, which brings the carrying balance at $36.8 million as of June 30, 2024.
The Company incurred $68 thousand and $548 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of June 30, 2024, and December 31, 2023, respectively.

During the three months ended June 30, 2024 and 2023 the Company amortized to interest expense $45 thousand and $33 thousand of debt discount, respectively. During the six months ended June 30, 2024 and 2023, the Company amortized to interest expense $92 thousand and $62 thousand of debt discount, respectively.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the three months ended June 30, 2024 and 2023, the Company incurred $1.2 million and $427 thousand of interest under this facility, respectively. During the six months ended June 30, 2024 and 2023 the Company incurred $2.3 million and $679 thousand, respectively.
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of June 30, 2024, the Company had an aggregate amount of $37.5 million in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.
NOTE 12 – RELATED PARTIES

Liotta Family Office, LLC (60% owned by the father of the Company’s Chief Executive Officer, 20% owned by the brother of the Company’s Chief Executive Officer and 20% owned by the Company’s Chief Executive Officer)

Liotta Family Office, LLC currently owns 1,859,288 shares of Class A common stock, which represents 6.3% of the issued and outstanding Class A common stock as of June 30, 2024.

During the year ended December 31, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1.0 million (Note 10). The Company incurred $23 thousand of interest during the six months ended June 30, 2024. In April 2024, the promissory note and accrued interest was paid in full.

Plane Co’s

The Company facilitates the formation of limited liability plane companies (earlier defined as “Plane Co”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program. Each Plane Co is managed through an operating agreement with Volato, Inc.

The aggregate amount of revenue generated from the Plane Co’s totaled $1.1 million and $1.1 million for the three months ended June 30, 2024 and 2023, respectively. The aggregate amount of revenue generated from Plane Co’s totaled $2.3 million and $2.2 million for the six months ended June 30, 2024 and 2023, respectively.

Expenses charged to the Company by Plane Co’s totaled $1.0 million and $1.1 million for the three months ended June 30, 2024 and 2023, respectively. Expenses charged to the Company by Plane Co’s totaled $2.2 million and $2.0 million for the six months ended June 30, 2024 and 2023, respectively.

Balance due to Plane Cos amounted to $0.3 million and $0.2 million as of June 30, 2024 and December 31, 2023, respectively.

Aircraft Lease and Charter Services

As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38 thousand, and Volato AMS pays 158 LLC an hourly rental rate of $1 thousand per revenue flight hour. The lease expires on August 20, 2026.

NOTE 13 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.

The effective tax rate was zero percent for the three and six months ended June 30, 2024 and 2023, respectively. Our effective tax rate for the three and six months ended June 30, 2024 differs from the federal statutory rate of 21%, primarily due to a change in the valuation allowance for deferred assets as of June 30, 2024.
NOTE 14 – SHAREHOLDERS’ EQUITY (DEFICIT)

On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

No shares of preferred stock have been issued as of June 30, 2024 and December 31, 2023.

Equity Incentive Plans

Summary of the 2021 Plan (“2021 Plan”)

The 2021 Plan became effective on August 13, 2021, and will remain in effect until August 12, 2031, unless terminated earlier by the Board. As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and was converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement. No shares remained available for the grant of awards.
Summary of the 2023 Plan (“2023 Plan”)

The 2023 plan was approved at the special meeting of the shareholders of the Company on November 28, 2023.
The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares. As of June 30, 2024 the Company had 5,558,690 shares available for issuance.
Stock option activity for the periods presented is as follows (in thousands, except per share value):

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	2,369,169	$1.43	8.8	$6.8
Granted	50,000	$0.75	—
Cancelled	(83,261)	$6.15	—
Exercised	(312,716)	$0.14	—
Outstanding at June 30, 2024	2,023,192	$1.43	8.2	$0.7
Exercisable as of June 30, 2024	1,635,520	$0.24		—

The aggregate intrinsic value represents the difference between the exercise price and the fair value of the shares underlying common stock.

The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The Company’s recognizes forfeitures as they occur. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years.

The Black-Scholes option pricing model assumptions used in evaluating our option awards to employees is as follows:

Six Months ending June 30,
2024
Expected term	6.08 years
Expected volatility	54%
Risk-free interest rate	4.5%
Dividend yield	—

Restricted Stock

In June, 2024 the Company issued time-based restricted stock units and performance-based restricted stock units with market conditions that vest upon the Company’s common stock achieving a specific price per share.

Restricted stock unit activity for the periods presented is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	—
Granted	1,576,193	0.40
Vested	(69,849)	0.39
Forfeited	—	—
Outstanding at June 30, 2024	1,506,344	0.40

The performance-based restricted stock units with market conditions was determined using a Monte Carlo simulation model.

Stock based compensation expense was $185 thousand and $15 thousand for the three months ended June 30, 2024 and 2023. Stock based compensation expense was $268 thousand and $23 thousand for the six months ended June 30, 2024 and 2023, respectively.

Warrants

As of June 30, 2024, there were 13,800,000 public warrants and 15,226,000 private placement warrants issued and outstanding.

Private placement warrants

Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 15,226,000 private placement warrants at a price of $1.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of June 30, 2024. There was no activity during the period ended June 30, 2024.

Public warrants

Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result, there are 13,800,000 warrants outstanding as of June 30, 2024.

The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of June 30, 2024. There was no activity during the period ended June 30, 2024.
NOTE 15 – COMMITMENT AND CONTINGENCIES
Honda May 2023 Purchase Agreement

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150 thousand deposit for each aircraft twelve months prior to the expected delivery date. As of December 31, 2023, the Company took delivery and sold one aircraft related to this agreement, which brings the balance of aircraft to be delivered at twenty-two (22) as of December 31, 2023. The Company took delivery of one HondaJet and one Gulfstream G280 aircraft in July and August 2024, respectively.

As of June 30, 2024, the Company has funded an aggregated amount of $1.5 million towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements. Pursuant to the terms of the agreement, the Company is required to fund an additional $1.4 million in deposits in the next twelve months.
Gulfstream Aerospace, LP
During the year ended December 31, 2023, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $48.0 million and $39.0 million as of June 30, 2024, and December 31, 2023, respectively. The $48.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.
During the six months ended June 30, 2024, the Company made additional payments of $9.0 million towards these agreements, of which $9.0 million was funded through the SAC Leasing G280 LLC credit facility (note 11) and zero was paid by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at June 30, 2024, are as follows, in thousands:

Gulfstream G280 Fleet
2024	$15,500
2025	15,500
Total expected contractual payments	$31,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is zero as of June 30, 2024.
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

The remaining term of this lease was 2.75 years as of June 30, 2024. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $117 thousand for the three months ended June 30, 2024 and 2023. Lease expense was $234 thousand for the six months ended June 30, 2024 and 2023.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable leases costs associated with the aircraft operating leases were $3.0 million and $3.1 million for the three months ended June 30, 2024 and 2023, respectively. Variable lease costs associated with the aircraft operating leases were $5.7 million and $5.4 million for the six months ended June 30, 2024, and 2023, respectively. Short-term lease costs on the aircraft leases were $141 thousand and $151 thousand for the three months ended June 30, 2024 and 2023, respectively. Short-term lease costs on the aircraft leases were $156 thousand and $331 thousand for the six months ended June 30, 2024, and 2023, respectively.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $18 thousand and $19 thousand for the three months ended June 30, 2024, and 2023, respectively. Short-term lease costs were $36 thousand and $38 thousand for the six months ended June 30, 2024 and 2023, respectively.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation and material claims against the Company or any of its officers.
NOTE 16 – SUBSEQUENT EVENTS
On July 19, 2024, the Company announced the resignation of the President of the Company, for personal reasons and entrance into a settlement agreement related to the President’s resignation. Pursuant to the terms of the settlement agreement he will be entitled to receive severance, payable in accordance with his separation agreement. Concurrent with the execution of the separation agreement, the employment agreement dated December 1, 2023 was terminated.

On July 23, 2024 the Company was notified by Vellar Opportunities Fund Master, Ltd of the termination of the forward purchase agreement. The Company wrote-off the remaining value of the agreement as of June 30, 2024.

On July 26, 2024, the Company entered into a business loan and security agreement which provides for a term loan in the amount of $4.0 million with principal and interest payments made weekly until January 28, 2025. The net proceeds of $3.8 million will be used to fund operations.

On August 8, 2024, the Company entered into a transaction which provides for the sale and leaseback of the GulfStream G280.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations (MD&A) should be read in conjunction with our consolidated financial statements and the related notes included in Part I, Item 1 of this Quarterly Report on Form 10-Q (this “Quarterly Report”) and our audited consolidated financial statements included in our most recent Annual Report on form 10-k for the year ended December 31, 2023. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” included in our most recent Annual Report on form 10-K for the year ended December 31, 2023. Unless the context otherwise requires, references in this MD&A section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.
Overview of Our Business
Our mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless.
Our revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products, charter flights and aircraft management services. Our aircraft ownership program is an asset-lite model whereby we sell each fleet aircraft to a limited liability company (LLC) and sell LLC membership interests to third-party owners. The LLC then leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. We operate the aircraft on behalf of the special purpose entity and enters into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. We offer these programs on a fleet of 24 HondaJets and a managed fleet of 3 aircraft. For additional details about these revenue streams, please see the section above titled “Aircraft Ownership Program Revenue Streams”. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
Since inception, we have been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.
Financial highlights for the three months ended June 30, 2024 include:
•We generated total revenue of $15.1 million an increase of $2.1 million, or 16%, compared to the three months ended June 30, 2023. Revenue from aircraft usage increased by $2.7 million, or 28%;
•We had 3,052 total flight hours for the three months ended June 30, 2024, representing 5% year-over-year growth;
•We incurred a net loss of $16.9 million for the three months ended June 30, 2024, representing a $7.1 million increase in loss over the prior year primarily related to increased advertising and marketing spend as well as increased costs related to being a publicly traded company and a rapidly scaling business; and
•Adjusted negative EBITDA1 was $11.4 million for the three months ended June 30, 2024 compared to adjusted negative EBITDA of $7.6 million for the same period last year.
Financial highlights for the six months ended June 30, 2024 include:
•We generated total revenue of $28.3 million a decrease of $338 thousand, or 1%, compared to the six months ended June 30, 2023. Revenue from aircraft usage increased by $7.6 million, or 46%, while revenue from plane sales decreased by $5.7 million during the six months ended June 30, 2024;
•We incurred a net loss of $34.3 million for the six months ended June 30, 2024, representing a $16.9 million increase in loss over the prior year primarily related to lower plane sales as described above and increased advertising and marketing spend as well as increased costs related to being a publicly traded company and a rapidly scaling business; and
1Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes below for a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

•Adjusted negative EBITDA2 was $24.5 million for the six months ended June 30, 2024 compared to adjusted negative EBITDA of $14.3 million for the same period last year.
Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Market Competition
We compete for market share in the highly fragmented private aviation industry. The top 10 largest operators control approximately 25% of the total flight hours operated in the United States. For example, there are over 400 light jet operators (excludes air ambulance) offering Part 135 charter services in our primary network service area, flying approximately 293,000 flight hours. The breadth of operators and the product options (fractional, deposit/card programs, charter) makes the industry highly competitive.
Costs and Expense Management
In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a rapidly growing, publicly traded private aviation company. We will continue to invest in the technology and systems required to increase our fleet availability and utilization. The Company currently enrolls our fleet of HondaJet aircraft, and most of our managed aircraft, in OEM maintenance programs. These programs provide known hourly maintenance rates for our airplanes based on utilization levels and enable our maintenance expenses to be predictable. There is an opportunity to move to different tiers of these programs and increase the amount of maintenance we perform in-house to potentially increase aircraft availability. Substantial increases to the scope of Volato-performed maintenance would likely require material investments in personnel, equipment, facilities, and training. We will continue to evaluate these opportunities to improve our cost structure going forward.
We believe that pricing and data analytics are critical to our long-term ability to deliver high utilization rates on our aircraft. We plan to continue to develop new and unique products designed to leverage our yield management expertise. These new products have and will continue to require new technology systems and the resulting investment. We believe these investments will lead to increased financial performance by increasing the total contribution margin from flight operations.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels can be greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors. Our experience operating light jets leads us to believe that operating the most efficient fleet in each class of airplanes (i.e., light, mid, super mid, large cabin), will prove beneficial in an economic downturn.
Pilot Availability and Attrition
The competition for pilots has intensified in recent years. We have relied on increasing pilot pay and benefits to continue to attract qualified applicants including equity compensation. While we have been able to attract and retain the appropriate number of pilots to date, there is no guarantee that we will be able to continue to do so without further increasing our cost structure.

2Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes below for a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

Results of Operations
Comparison of three and six months ended June 30, 2024 and June 30, 2023
The following table sets forth our results of operations for the three and six months ended June 30, 2024 and 2023, (in thousands, except percentages):

	For the Three Months Ended June 30,		Change In		For the Six Months Ended June 30,		Change In
	2024	2023	$	%	2024	2023	$	%
Revenue	$15,131	$13,015	$2,116	16%	$28,342	$28,680	$(338)	(1)%

Costs and expenses:
Cost of revenue	18,466	16,164	2,302	14%	35,958	33,508	2,450	7%
Selling, general and administrative	9,743	6,132	3,611	59%	21,485	12,342	9,143	74%
Total costs and expenses	28,209	22,296	5,913	27%	57,443	45,850	11,593	25%

Loss from operations	(13,078)	(9,281)	(3,797)	41%	(29,101)	(17,170)	(11,931)	69%

Other income (expenses):
Gain from sale of consolidated entity	—	—	—	NM	—	387	(387)	NM
Gain from sale of equity-method investment	—	20	(20)	NM	—	863	(863)	NM
Other income	154	127	27	NM	158	168	(10)	NM
Loss from change in fair value forward purchase agreement	(2,755)	—	(2,755)	NM	(2,982)	—	(2,982)	NM
Interest expense, net	(1,230)	(728)	(502)	69%	(2,368)	(1,622)	(746)	46%
Other income (expenses)	(3,831)	(581)	(3,250)	NM	(5,192)	(204)	(4,988)	NM

Loss before provision for income taxes	(16,909)	(9,862)	(7,047)	71%	(34,293)	(17,374)	(16,919)	97%
Provision for incomes taxes	9	—	9	NM	15	—	15	NM
Net Loss	$(16,918)	$(9,862)	$(7,056)	72%	$(34,308)	$(17,374)	$(16,934)	97%

Revenue
Revenue consists of the following (in thousands, except percentages):

	Three Months Ended June 30,		Change In		Six Months Ended June 30,		Change In
	2024	2023	$	%	2024	2023	$	%
Aircraft sales	$—	$—	$—	N/M	$—	$5,710	$(5,710)	(100)%
Aircraft usage	12,457	9,717	2,740	28%	23,974	16,402	7,572	46%
Managed aircraft	2,674	3,298	(624)	(19)%	4,368	6,568	(2,200)	(33)%
Total	$15,131	$13,015	$2,116	16%	$28,342	$28,680	$(338)	(1)%
Revenue increased by $2.1 million, or 16%, for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase in revenue was the result of an increase in our floating fleet to 25 as of June 30, 2024 from 18 as of June 30, 2023 as well as increase in our blended yield of $5,330 during the three months ended June 30, 2024 compared to $5,042 per hour for the three months ended June 30, 2023. Blended yield is the average occupied price per hour across all Volato product types. Our aircraft usage revenue is dependent on the (i) number of jets in our floating fleet driving total flight hours, (ii) mix of demand between owner, program and ad hoc impacting blended yield, and (iii) empty percentage. As our floating fleet grows, we expect both flight hours and blended yield to increase resulting in higher aircraft usage revenue.

Revenue decreased by $338 thousand, or 1%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The decrease in revenue was the result of a decline in revenue from aircraft sales of $5.7 million and lower revenue from managed aircraft, offset by an increase in revenue from plane usage of $7.6 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The decrease in revenue from aircraft sales was primarily the result of delays in aircraft deliveries in the first half of 2024. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We have orders for 22 additional HondaJet Elite IIs and expect delivery of eight to ten throughout 2024 and the remaining in 2025. In addition, we have orders for four Gulfstream G280 jets and expect delivery of two in 2024 and the remaining in 2025. We believe the expected aircraft deliveries will result in higher aircraft sales revenue. The increase in aircraft usage revenue is the result of an increase in our floating fleet.
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, aircraft usage, and managed aircraft. Aircraft sales cost of revenue is our purchase price of the aircraft. Aircraft usage cost of revenue includes all of the costs related to operations of our HondaJet floating fleet including flight crew salary and benefits, fuel, maintenance, owner revenue share, lease costs, and landing and other airport fees. The managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, and landing and other airport fees.
Cost of revenue consists of the following (in thousands, except percentages):

	Three Months Ended June 30,		Change In		Six Months Ended June 30,		Change In
	2024	2023	$	%	2024	2023	$	%
Aircraft sales	$—	$—	$—	N/M	$—	$5,440	$(5,440)	(100)%
Aircraft usage	16,019	13,194	2,825	21%	32,001	22,239	9,762	44%
Managed aircraft	2,447	2,970	(523)	(18)%	3,957	5,829	(1,872)	(32)%
Total	$18,466	$16,164	$2,302	14%	$35,958	$33,508	$2,450	7%
Cost of revenue increased by $2.3 million, for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase in cost of revenue was the result of a an increase in aircraft usage as we add more aircraft to our floating fleet, offset by lower cost of revenue from managed aircraft of $0.5 million, during the three months ended June 30, 2024 compared to the three months ended June 30, 2023.
Cost of revenue increased by $2.5 million, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in costs of revenue was due to an increase in aircraft usage as we add more aircraft to our floating fleet, offset by a decrease in revenue aircraft sales of $5.4 million and lower costs of revenue from managed aircraft of $1.9 million. The decrease in cost of revenue from aircraft sales was primarily the result of delays in aircraft deliveries in the first half of 2024.
Selling, general and administrative
Selling, general and administrative expenses increased by $3.6 million, or 59%, for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase in selling, general and administrative is primarily related to higher salaries of $1.5 million to support the growth in the company, higher professional fees and other expenses associated with becoming a public company of $1.2 million and higher advertising and marketing expense of $0.7 million. In May 2024, we implemented cost savings measures to support our path to profitability. On a proforma basis, assuming these cost savings had been implemented at the beginning of April, our selling, general and administrative expenses would have been $8.3 million for the three months ended June 30, 2024.
Selling, general and administrative expenses increased by $9.1 million or 74% for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in selling, general and administrative is primarily related to higher salaries of $3.9 million to support the growth of the company, higher professional fees and other expenses associated with becoming a public company of $2.9 million and higher advertising and marketing expense of $2.5 million. In May 2024, we implemented cost savings measures to support our path to profitability. On a proforma basis, assuming these cost savings had been implemented at the beginning of January, our selling, general and administrative expenses would have been $17.3 million for the six months ended June 30, 2024.
Gain from sale of consolidated entity
Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023.
Gain from sale of equity method investment
Gain on sale of equity method investment consisted of the sale of the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC.
Loss on change in value of forward purchase agreement
As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). In July 2024, the Forward Purchase Agreement was terminated. As of June 30, 2024, we recorded a fair value adjustment on the Forward Purchase Agreement resulting in a $2.8 million non-cash loss on the change in fair value for the three months ended June 30, 2024 and a non-cash loss of $3.0 million for the six months ended June 30, 2024
Interest Expense
Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $502 thousand, in the three months ended June 30, 2024 as compared to the three months ended June 30, 2023 primarily as a result of an increase in the Shearwater debt facility.
Interest expense increased $746 thousand, in the six months ended June 30, 2024 as compared to the six months ended June 30, 2023, primarily as a result of an increase in the Shearwater debt facility.
Non-GAAP Financial Measures

Non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA	2024	2023	2024	2023
Net loss	$(16,918)	$(9,862)	$(34,308)	$(17,374)
Interest expense, net	1,230	728	2,368	1,622
Provision for income tax expense (benefit)	9	—	15	—
Loss from change in fair value of forward purchase agreement	2,755	—	2,982	—
Depreciation and amortization	80	60	160	105
Equity-based compensation expense	185	15	268	23
Gain from sale of consolidated entity	—	—	—	(387)
Gain from sale of equity-method investment	—	—	—	(863)
Other income	(154)	(127)	(158)	(168)
Other items not indicative of our ongoing operating performance(1)	1,377	1,601	4,142	2,775
Adjusted EBITDA	$(11,436)	$(7,585)	$(24,531)	$(14,267)

(1)Represents cost incurred related to the cost savings initiative and business realignment.

Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally manage liquidity through the aircraft sales which provides up front deposits from our customers and aircraft usage. As of June 30 2024, we had $7.2 million of cash and restricted cash. During the year ended December 31, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no credit facilities for future borrowings.

Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.
We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, our ability to raise additional funds on favorable terms, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, our ability to realize greater fleet utilization and manage our expense, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we will need to raise additional funds. We may attempt to raise additional capital through the sale of equity securities, through debt financing arrangements, or both. Raising additional funds by issuing equity securities will dilute the ownership of existing shareholders. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically and plan to raise additional capital to fund our future operations. We believe our cash on hand, our plans for capital raising, and our results of operations including our planned sale of aircraft during the year ending December 31, 2024, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this report. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our inability to raise additional capital or obtain other liquidity on acceptable terms in the near future would have a material adverse effect on our business, prospects, results of operations, liquidity and financial condition. Furthermore, any decline in the market price of our common stock could make it more difficult for us to sell equity or equity-related securities in the future at a time an price that we deem appropriate.
Cash Flows
The following table summarizes our cash flows for the six months ended June 30, 2024 and 2023 (in thousands):

	Six Months Ended June 30, 2024
	2024	2023
Net cash used in operating activities	(7,367)	$(13,256)
Net cash provided by (used in) investing activities	(113)	1,705
Net cash provided (used in) by financing activities	(1,994)	11,158
Net Decrease in Cash and Cash Equivalents and Restricted Cash	$(9,474)	$(393)
Cash Flow from Operating Activities
Net cash used in operating activities for the six months ended June 30, 2024 was $7.4 million. The cash outflow from operating activities consisted of our net loss of $34.3 million, non-cash items of $3.7 million, and a change in net operating assets and liabilities of $23.3 million. The change in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $16.2 million and an increase in accounts payable and accrued liabilities of $5.4 million.
Net cash used in operating activities for the six months ended June 30, 2023 was $13.3 million. The cash outflow from operating activities consisted of our net loss of $17.4 million, non-cash items of $0.9 million, and a change in net operating assets and liabilities of $5.0 million. The change in net operating assets and liabilities was primarily a result of an increase in accounts payable and accrued liabilities of $5.4 million, an increase in customer deposits and deferred revenue of $1.1 million and a decrease in deposits of $1.8 million.
Cash Flow from Investing Activities
Net cash used in investing activities for the six months ended June 30, 2024 was $113 thousand related to the purchase of property and equipment.
Net cash provided by investing activities for the six months ended June 30, 2023 was $1.7 million. Cash flow from investing activities was primarily attributable to $4.2 million from the sale of equity-method investments, offset by $2.3 million for the purchase of equity-method investments.
Cash Flow from Financing Activities
Net cash used financing activities for the six months ended June 30, 2024 was $2.0 million. Cash flow from financing activities consisted of repayment on loans.
Net cash provided by financing activities for the six months ended June 30, 2023 was $11.2 million. Cash flow from financing activities was primarily attributable proceeds from the issuance of convertible notes of $10.7 million and proceeds from line of credit of $1.0 million.

Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities and other loans, operating leases for certain controlled aircraft. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which $48 million was funded and paid through June 30, 2024. Additionally, we have committed to acquire an additional 22 Honda HA-420 aircraft for a total consideration of $154.9 million, with expected deliveries between the second quarter of 2023 and the fourth quarter of 2025, of which $1.5 million was funded and paid through June 30, 2024.

Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this Annual Report and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.
Revenue Recognition
We determine revenue recognition pursuant to ASC 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.
5.Recognition of revenue when, or as the Company satisfies a performance obligation.
The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services.
Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
The aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members and subsequently selling an aircraft to the limited liability company. Under the aircraft ownership program, a customer can purchase an ownership share in a limited liability company which permits the owner to participate in the aircraft revenue share.
Each Plane Co is managed by Volato, Inc. a wholly-owned subsidiary of the Company, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the non-employee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.
The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 14, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.
JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We may remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our IPO, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements included herein.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to aircraft fuel.
Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the six months ended June 30, 2024 represented 13.1% of our total cost of revenue. Aircraft fuel expense for the six months ended June 30, 2023 represented 14.3% of our total cost of revenue.
Based on our year to date 2024 fuel consumption, a hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $0.2 million .

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s ("SEC") rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be considered relative to their costs. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As of the end of the period covered by the report, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based on that evaluation, our chief executive officer and chief financial officer concluded that, as of June 30, 2024 our disclosure controls and procedures were effective at the reasonable assurance level.

PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS

From time to time, we are a defendant or plaintiff in various legal proceedings which arise in the normal course of business. As such, we are required to assess the likelihood of any adverse outcomes to these proceedings as well as potential ranges of probable losses. If one or more legal matters were resolved against us in a reporting period for amounts above management’s expectations, our financial condition and operating results for that reporting period could be materially adversely affected.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.
ITEM 3. DEFAULTS UPON SENIOR CREDIT FACILITIES

None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

ITEM 5. OTHER INFORMATION
None.
ITEM 6. EXHIBITS

Exhibit Index
Exhibit Number	Description
10.1	Form of Employee Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).
10.2*	Form of Restricted Stock Unit Agreement
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104*	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document contained in Exhibit 101

*Filed herewith

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized.

VOLATO GROUP, INC.
August 14, 2024	By:	/s/ Matthew Liotta
	Name:	Matthew Liotta
	Title:	Chief Executive Officer

August 14, 2024	By:	/s/ Mark Heinen
	Name:	Mark Heinen
	Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2024

VOLATO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)

844-399-8998
Registrant’s telephone number, including area code

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2024, the Board of Directors (the “Board”) of Volato Group, Inc. (the “Company”) elected Christopher Burger and Fred Colen to the Board, effective immediately. Mr. Burger was elected as a Class III director to hold office until the Company’s 2026 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation, or removal. The Board appointed Mr. Burger to each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; Mr. Burger will chair the Nominating and Corporate Governance Committee. Mr. Colen was elected as a Class II director to hold office until the Company’s 2025 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation, or removal. The Board appointed Mr. Colen to its Audit Committee where Mr. Colen will serve as chair.

As independent directors of the Company, each of Mr. Burger and Mr. Colen will be entitled to receive compensation consistent with that of the Company’s other independent directors who are not employees of the Company.

There is no arrangement or understanding between Mr. Burger or Mr. Colen, respectively, and any other persons pursuant to which he was elected as a director. Neither Mr. Burger nor Mr. Colen has a direct or indirect material interest in any transaction required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K.

Additionally, on April 17, 2024, Peter Mirabello and, on April 18, 2024, Katherine Arris-Wilson and Dana Born notified the Board of his or her intention to resign as a member of the Board, effective immediately. Each of Mr. Mirabello’s, Ms. Arris-Wilson’s and Ms. Born’s decision to resign from the Board was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Additionally, on April 17, 2024, Joan Garrett tendered her previously announced resignation, effective immediately. The Board accepted the resignation of the departed directors on April 23, 2024.

The Board also approved the reduction of the size of the Board from seven (7) to five (5) directors, effective as of the date hereof.

Item 7.01 Regulation FD Disclosure.

On April 24, 2024, Volato Group, Inc. (the “Company”) posted an updated corporate presentation in its Investor Relations section of its corporate website at https://ir.flyvolato.com/news-events/presentations. A copy of the presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On April 24, 2024, the Company issued a press release announcing the changes to the Board referenced in Item 5.02 hereof. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1.	Corporate Presentation of Volato Group, Inc., dated April 24, 2024.

Exhibit 99.2.	Press Release, dated April 24, 2024.

Exhibit 104.	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 7, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 4, 2024, Fred Colen notified the Board of Directors (the “Board”) of Volato Group, Inc. (the “Company”) of his intention to resign as a director of the Board, effective immediately. Mr. Colen’s resignation is not the result of any dispute or disagreement with the Company or the Company’s Board on any matter relating to the operations, policies, or practices of the Company.

The Board and Company thank Mr. Colen for his service.

Item 7.01 Regulation FD Disclosure

On June 7, 2024, the Company posted an updated corporate presentation in its Investor Relations section of its corporate website at https://ir.flyvolato.com/news-events/presentations. A copy of the presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Corporate Presentation of Volato Group, Inc., dated June 7, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 7, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 10, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2024, in the context of the previously announced costs savings measures, the named executive officers ("NEO's") of Volato Group, Inc. (the "Company") as named in the Company's proxy statement filed with the Securities and Exchange Commission on April 29, 2024 determined to voluntarily reduce their base salaries. As a result of this action, base salaries were reduced to the following amounts per annum:

Name and principal position	Salary	Adjusted Salary
Matthew Liotta, Chief Executive Officer	$310,000	$2,400
Keith Rabin, President	$300,000	$277,500
Nicholas Cooper, Chief Commercial Officer	$290,000	$—

Simultaneously with the NEO's salary reductions, other executive officers of the Company voluntarily reduced their salaries by an an average of 18%.

As consideration for the salary reductions, on June 7, 2024 the Board granted restricted stock units ("RSUs") for shares of the Company's common stock under the Company's 2023 Stock Incentive Plan (the "Plan") as follows:

Name	Restricted Stock Units
Matthew Liotta	370,302
Keith Rabin	26,877
Nicholas Cooper	346,412
All other executive officers	245,475

The RSUs will vest, subject to the NEO’s continued employment, as follows: 25% when the executive completes 12 months of continuous services and 1/48th shall vest subject to continuous employment thereafter. The RSUs also are subject to the terms and conditions of the Plan and form award agreements adopted by the Board and the Committee.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 10, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 21, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 18, 2024, Volato Group., Inc, (the "Company") received a notice (the "notice") from the NYSE American LLC (the “NYSE American”) advising the Company that it is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the "Company Guide") requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company must submit a plan (the “Plan”) by July 18, 2024 to the NYSE American outlining actions it has taken or will take to regain compliance with the continued listing standards by December 18, 2024. If the Plan is not permitted or the Plan is not accepted, delisting proceedings will commence.

The notice has no immediate impact on the listings of the Company's shares of common stock and warrants on the NYSE American. The Company's common stock and warrants will continue to be listed and traded on the NYSE American under the tickers “SOAR” and "SOAR WS," respectively, during the six-month period allotted for the Company to regain compliance, subject to the Company’s compliance with the other continued listing standards of the NYSE American.

The notice does not affect the Company's ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission (the "SEC").

The Company is committed to regaining compliance with the NYSE American's continued listing standards but cannot guarantee that it will regain compliance within the allotted period of time.

Item 8.01 Other Events.

On June 21, 2024, in accordance with the NYSE American’s procedures, the Company issued a press release discussing the matters disclosed in Item 3.01 above. A copy of the press release is included herewith as Exhibit 99.1, which is incorporated by reference into this Item 8.01.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 21, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
Forward-Looking Statements

The Company cautions you that this Current Report on Form 8-K contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management or the board of directors’ current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding a period to comply with the Plan and applicable NYSE American continued listing standards, and actions of the Company and/or the NYSE American to be taken with respect to matters discussed in the notice. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond the Company’s control, that are described in the Company’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023, and other factors that the Company may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 21, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K/A
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 21, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Explanatory Note
The Company is filing this Amendment No. 1 on Form 8K/A to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 21,2023 (“Original Form 8-K) to correct a clerical error with respect to the date from which the date the Company has to regain compliance with NYSE American listing standards, which is December 18, 2025.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 18, 2024, Volato Group., Inc, (the "Company") received a notice (the "notice") from the NYSE American LLC (the “NYSE American”) advising the Company that it is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the "Company Guide") requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company must submit a plan (the “Plan”) by July 18, 2024 to the NYSE American outlining actions it has taken or will take to regain compliance with the continued listing standards by December 18, 2025. If the Plan is not permitted or the Plan is not accepted, delisting proceedings will commence.

The notice has no immediate impact on the listings of the Company's shares of common stock and warrants on the NYSE American. The Company's common stock and warrants will continue to be listed and traded on the NYSE American under the tickers “SOAR” and "SOAR WS," respectively, during the six-month period allotted for the Company to regain compliance, subject to the Company’s compliance with the other continued listing standards of the NYSE American.

The notice does not affect the Company's ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission (the "SEC").

The Company is committed to regaining compliance with the NYSE American's continued listing standards but cannot guarantee that it will regain compliance within the allotted period of time.

Item 8.01 Other Events.

On June 21, 2024, in accordance with the NYSE American’s procedures, the Company issued a press release discussing the matters disclosed in Item 3.01 above. A copy of the press release is included herewith as Exhibit 99.1, which is incorporated by reference into this Item 8.01.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 21, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
Forward-Looking Statements

The Company cautions you that this Current Report on Form 8-K contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management or the board of directors’ current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding a period to comply with the Plan and applicable NYSE American continued listing standards, and actions of the Company and/or the NYSE American to be taken with respect to matters discussed in the notice. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond the Company’s control, that are described in the Company’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023, and other factors that the Company may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 24, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 24, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.07 Submission of Matters to a Vote of Security Holders
The 2024 annual meeting of stockholders (the “Annual Meeting”) of Volato Group, Inc. (the "Company") was held in a virtual-only format on June 20, 2024 at 8:00 a.m., Eastern Time, via live webcast. Proxies were solicited pursuant to the Company’s proxy statement filed on April 29, 2024 with the United States Securities and Exchange Commission ("SEC") under Section 14(a) of the Securities Exchange Act of 1934, as amended. As of April 17, 2023, the record date for the Annual Meeting, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting was 29,258,087. The number of shares of common stock present or represented by valid proxy at the Annual Meeting was 16,851,564, representing approximately 58% of the total number of shares of common stock entitled to vote at the Annual Meeting. Each share of common stock was entitled to one vote with respect to matters submitted to the Company’s stockholders at the Annual Meeting.

At the Annual Meeting, the Company’s stockholders were asked (i) to elect two Class I director nominees to the Company's board of directors (the "Board"), each to hold office until the 2027 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier resignation or removal, (ii) approve the Employee Stock Purchase Plan ("ESPP") and, (iii) to ratify the selection of Rose, Snyder & Jacobs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The voting results reported below are final.

The following is a summary of the matters voted on at the Annual Meeting.

Proposal 1 - Election of Directors
Nicholas Cooper and Matthew Liotta were duly elected to the Company's Board as Class I directors. The results of the election were as follow:

CLASS I DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
Nicholas Cooper	11,979,113	317,045	4,555,456
Matthew Liotta	11,997,450	298,708	4,555,456

Proposal 2 - Approve Employee Stock Purchase Plan
The approval of the ESPP was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
12,044,735	166,625	84,798	4,555,456

Proposal 3 - Ratify the Selection of Independent Registered Public Accounting Firm
The selection of Rose, Snyder & Jacobs LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2024 was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN
16,237,198	123	614,293

No other matters were submitted to or voted on by the Company's stockholders at the Annual Meeting.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 24, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 19, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

The information in this Current Report on Form 8-K and Exhibit 99.1 is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.
Item 2.02 Results of Operations and Financial Condition.

On July 18, 2024, Volato Group, Inc. (the "Company") issued a press release disclosing select preliminary key performance indicators for the quarter ended June 30, 2024. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2024, Keith Rabin, President of the Company, notified the Company of his intent to resign as president effective July 19, 2024 for personal reasons. Mr. Rabin’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s financials, operations, policies, or practices. Matthew Liotta, the Company’s Chief Executive Officer, has assumed the responsibilities of the Company’s president, effective July 19, 2024.

Item 7.01 Regulation FD Disclosure

On July 19, 2024, the Company posted an updated corporate presentation in its Investor Relations section of its corporate website at https://ir.flyvolato.com/news-events/presentations. A copy of the presentation is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 18, 2024
99.2	Investor Presentation, dated July 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 19, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K/A
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 19, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) is being filed by Volato Group, Inc. (the “Company”) to amend the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2024 (the “Initial Form 8-K”), solely to supplement the Company’s disclosure under Item 5.02 of the Initial Form 8-K to disclose the terms of Keith Rabin’s separation with the company from service as President. This Amendment does not otherwise modify or update any other disclosures in the Initial Form 8-K.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Initial Form 8-K, on July 19, 2024, Keith Rabin, President of the Company, notified the Company of his intent to resign as President effective July 19, 2024. On July 19, 2024, Mr. Rabin entered into a Separation and Release of Claims Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, in exchange for an effective release of claims in favor of the Company, Mr. Rabin will be entitled to receive a total cash payment of $89,609.37, payable in accordance with the Separation Agreement. The Separation Agreement contains standard and customary terms, including obligations of Mr. Rabin to remain bound by certain contractual obligations he has under any confidentiality agreements he may have with the Company. In connection with the Separation Agreement, the employment agreement, dated December 1, 2023, between Mr. Rabin and the Company was terminated.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed an exhibit in the Company’s upcoming Form 10-Q for the quarter ended September 30, 2024.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 25, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2024, Volato, Inc., a Delaware corporation and wholly owned subsidiary of Volato Group, Inc. (the “Company”) entered into a business loan and security agreement (the “Agreement”) with TVT Capital Source LLC (the “Lender”), which provides for a term loan in the amount of $4,000,000 which principal and interest (of $1,800,000) is due on January 28, 2025. Commencing August 6, 2024, the Company is required to make weekly payments of $207,142.86 until January 28, 2025. An origination fee of $200,000 was paid on the term loan.

Pursuant to the Agreement, the Company granted to the Lender a continuing security interest in all amounts owing to the Company now or in the future and all other tangible and intangible personal property, with the exception of the Company’s purchase agreements of G280 aircrafts or any collateral pledged to SAC Leasing V280, LLC in connection with such agreements. The Agreement provides for events of default customary for term loans of this type, including but not limited to non-payment, breaches or defaults of in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. After the occurrence and continuance of an event of default, the Lender has the option to accelerate payment of all obligations and terminate the Lender’s commitments under the Agreement.

If the Company repays the term loan within 30 or 60 days of the receipt of the term loan from the Lender, the total repayment amount to the Lender shall be reduced by $800,000 or $600,000, respectively. If the Company defaults on payments, a default fee of $2,500 shall be payable to the Lender.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report with respect to the term loan is incorporated by reference into this Item 2.03.

Item 9.01.       Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1	Business Loan and Security Agreement, dated July 26, 2024, between Volato, Inc. and TVT Capital Source LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 1, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer